UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                   FORM U-9C-3







                      QUARTERLY REPORT PURSUANT TO RULE 58
                            As of September 30, 2004







                              THE SOUTHERN COMPANY
                           270 Peachtree Street, N.W.
                                Atlanta, GA 30303




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The Southern Company Form U-9C-3 for the quarter ended September 30, 2004 has been filed confidentially pursuant to Rule 104.
























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